Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports all included in the Registration Statement (Form S-11) and related Prospectus of Armada Hoffler Properties, Inc. for the registration of shares of its common stock:

i.	our report dated March 25, 2013 with respect to the statements of revenues and certain operating expenses of Bermuda Shopping Center, LLC; and

ii.	our report dated March 25, 2013 with respect to the statements of revenues and certain operating expenses of BSE/AH Blacksburg Apartments, LLC.

/s/ Ernst & Young

Richmond, Virginia

March 25, 2013